EXHIBIT 10(v)

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), effective as of the 1st day of December 2005 (“Effective Date”), by and between Solar Energy Limited with principal offices located at 145 – 925 West Georgia Street, Vancouver, British Columbia V6C 3L2 (“Company”), and Bay Cove Capital Corporation, with principal offices located at 3585 Point Grey Road, Vancouver, British Columbia V6R 1A7 (“Consultant”).

PREMISES

A.	Consultant has numerous business contacts and is familiar with business conditions, contacts and opportunities in connection with alternative energy and environmentally conscious concerns.
B.

Company is a research and development company focused on the development of low cost effective solutions to global issues concerning water, energy and pollution that is interested in investigating additional business opportunities.

C.	Consultant desires to enter into a written agreement to serve as a consultant to Company.
D.

Company desires to secure the services of Consultant and to protect its interest by obtaining comprehensive covenants from Consultant not to compete with Company or divulge Company’s confidential information.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreement contained herein, and for other good and valuable consideration, the receipt and adequacy of which is expressly acknowledged hereby, Company and Consultant agree as follows:

1. Engagement of Consultant

Company hereby retains Consultant to serve as consultant to Company in the following areas:

A.	Identify potential acquisition candidates involved with alternative energy applications and environmentally conscious business opportunities;
B.	Provide market research and business evaluations of alternative energy and environmentally conscious opportunities world wide;
C.	Introduce debt and equity funding sources to the Company; and
D.	Perform such other services that the Company’s board of directors should reasonably request over the term of this Agreement.

The foregoing services collectively are referred to herein as the “Consulting Services”.

2. Term of Agreement

This Agreement shall have a term of sixty (60) months commencing on the Effective Date of this Agreement (“Term of Agreement”).

3. Compensation

A.

The Company agrees to pay Consultant a monthly fee of ten thousand dollars ($10,000) and to pay all approved expenses in consideration for the Consulting Services, to be paid only from available funds, otherwise to accrue at six percent (6%) per annum until paid. The Company further agrees to grant to Consultant the option to convert any accrued fees and expenses into Company shares at a conversion rate determined by those terms agreed for any private placement of Company shares nearest in time to the date of conversion.

B.

The Company agrees to issue two hundred thousand (200,000) shares to Consultant for each twelve (12) month period within the Term of Agreement. All shares to be issued will be considered fully earned and non-assessable as of the date delivered.

C.

Should the Company request Consultant to perform other services not herein described or provided for, Company shall compensate Consultant as may be agreed to by the parties in connection with those specific services.

4. Costs and Expenses

Except as expressly provided otherwise in this Agreement, Company and Consultant agree that each party shall be fully and separately responsible for their own expenses incurred in fulfilling their respective obligations under this Agreement, including both direct and indirect expenses. Neither party shall be responsible for the expenses of the other without the advance written agreement of the other party.

5. Compliance and Indemnity

A.

Consultant agrees and acknowledges responsibility for full compliance with all state and federal laws and regulations including all applicable regulations of the Securities & Exchange Commission while engaged in the performance of the Consulting Services.

B.

Consultant acknowledges that in the course of the performance of his duties, Consultant may become aware of information, which may be considered “inside information” within the meaning of the securities laws, rules and regulations. Consultant acknowledges that its use of such information to purchase or sell securities of Company, or its affiliates, or to transmit such information to any other party with a view to buying, selling or otherwise dealing in Company’s or its affiliate’s securities is prohibited by law and would constitute a breach of this Agreement.

6. Nondisclosure of Confidential Information

In consideration for the Company entering into this Agreement, Consultant agrees that the following items (items listed in Subsection A - D below collectively will be referred to as “ Confidential Information”) used in the Company’s business are secret, confidential, unique, and valuable, were developed by the Company at great cost and over a long period of time, and disclosure of the Confidential information to anyone other than the Company’s officers, agents, or authorized employees will cause Company irreparable injury:

A.	Non-public information, accounting information, plans of operations, possible mergers, or acquisitions prior to the public announcement;
B.	Contact lists, call lists, and other confidential customer data;
C.	Memoranda, notes, and records accumulated by Company; and
D.	Sketches, plans, drawings and other confidential exploration and development data.

Consultant agrees that it will not, directly or indirectly, during or after the term of this Agreement disclose any Confidential Information to anyone not authorized by Company to receive or use such information.

7. Covenant Not to Compete

During the Term of this Agreement and for a period of one (1) year following termination of this Agreement, except in the case of a breach of this Agreement by Company, Consultant agrees not to engage in, assist, perform services for or assist any other person, firm partnership, corporation or other business entity (whether as an employee, agent, officer, director, security holder, owner, creditor, consultant or otherwise) that engages in or proposes to engage in any business with clients of Company or any other business or business opportunity that Company contemplates entering into and was not introduced to Company by Consultant. Consultant understands and acknowledges that this covenant not to compete is necessary for Company’s protection because Company would be irreparably damaged if Consultant appropriated the business opportunities that Company has retained it to locate. Consultant expressly agrees that this covenant not to compete is reasonable in scope because the business opportunities are not confined to any particular product or geographic market.

8. Best Efforts Basis

Consultant agrees that it will at all times faithfully and to the best of its experience, ability and talents, perform all the duties that may be required of and from Consultant pursuant to the terms of this Agreement. Consultant does not guarantee that its efforts will have any impact on Company’s business or that any subsequent financial improvement will result from Consultant’s efforts. Company understands and acknowledges that the success or failure of Consultant’s efforts will be predicated on Company’s assets and operating results.

9. Company’s Right to Approve Transactions

Company expressly retains the right to approve, in its sole discretion, each and every transaction introduced by Consultant that involves Company as a party to any agreement. Consultant and Company mutually agree that Consultant is not authorized to enter into agreements on behalf of Company.

10. Company Under No Duty or Obligation to Accept or Close on any Transactions

It is mutually understood and agreed that Company is not obligated to accept any proposal or close any agreements submitted by Consultant.

11. Remedies on Default

If, at any time, Consultant materially breaches any of the provisions on Paragraph 6 or 7, Company shall have the right to terminate this Agreement. Consultant understands and acknowledges that monetary damages to Company for a material breach of provisions 6 or 7 may be difficult to determine and may not adequately compensate Company. Therefore, Consultant agrees and consents that in the event of a material breach or threatened breach of Paragraph 6 or 7, Company, in addition to any remedies at law or under this Agreement, shall be entitled to bring in action in equity for an injunction against the breach or threatened breach.

12. Work Stoppage or Early Termination

A.	Company shall have the right to immediately terminate this Agreement on the following terms and conditions:

(i)	For cause at the discretion of the Company;

(ii)     In the event that Consultant declares bankruptcy or is involved in any criminal proceedings;

(iii)     Should the Company terminate for any reason whatsoever, Consultant will be paid two hundred and fifty thousand dollars ($250,000) and five hundred thousand (500,000) Company shares as a severance fee in addition to any amounts due for services rendered through the date of cancellation or termination.

B.

Consultant shall have the right, with sixty (60) days, to cease work or abandon its efforts on Company’s behalf, and to refrain from commencing any new work or providing any further Consulting Services hereunder. If this Agreement is terminated pursuant to this sub-section, Company shall compensate Consultant only for the services rendered through the date of cancellation or termination.

 13. Non-Exclusive Services

A.

Company acknowledges that Consultant is currently providing services of the same or similar nature to other parties and Company agrees that Consultant is not prevented or barred from rendering services of the same nature or similar nature to any other individual or entity. In addition, Consultant may independently and at its sole cost and expense act as a principal in some or all of the projects or other business opportunities introduced to Company by Consultant. However, Consultant will always inform Company in writing that Consultant is acting as a principal.

B.

Consultant understands and agrees that Company shall not be prevented or barred from retaining other persons or entities to provide services of the same or similar nature as those provided by Consultant. Consultant will advise Company of its position with respect to any activity, employment, business arrangement, or potential conflict of interest, which may be relevant to this Agreement.

14. All Prior Agreements Terminated

This Agreement constitutes the entire understanding of the parties with respect to the engagement of Consultant, and all prior agreements and understandings with respect thereto are hereby terminated and shall be of no force or effect.

15. Representations and Warranties of Consultant

Consultant hereby represents and warrants to the Company that:

A.	Legal Purpose. In the course of the performance of his duties, Consultant will not violate any federal, provincial or state securities laws or cause the violation of such.
B.	Subsequent Events. Consultant will notify Company if, subsequent to the date hereof, Consultant incurs obligations, which could compromise his efforts and obligations under this Agreement.

16. Consultant is Not an Agent or Employee.

Consultant’s obligations under this Agreement consist solely of providing the Consulting Services. In no event shall Consultant be considered the employee or agent of Company and shall not have authority to represent or bind Company. For purposes of this Agreement, Consultant is an independent contractor. All final decisions with respect to acts of Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of Company or Company’s affiliates and under no circumstances shall Consultant be liable for any expense incurred or loss suffered by Company as a consequence of such action or decisions. Consultant agrees that he will not represent to any person, entity, or organization that he is an employee or agent of Company or has the power to represent or bind Company in any respect unless Company’s board of directors so empowers him. Consultant shall be solely liable for the payment of any taxes arising out of the payment of compensation under this Agreement.

17. Miscellaneous.

A.	Authority. The execution and performance of this Agreement has been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of both parties.
B.	Amendment. This Agreement may be amended or modified at any time and in any manner but only by an instrument in writing executed by both parties.
C.

Waiver. All the rights and remedies of either party under this Agreement are cumulative and not exclusive of any other rights and remedies provided by law or contract. No delay or failure on the part of either party in the exercise of any right or remedy arising from a breach of this Agreement shall operate as a waiver of any subsequent right or remedy arising from a subsequent breach of this Agreement. The consent of any party where required hereunder to any act or occurrence shall not be deemed to be a consent to any other act or occurrence.

D.	Assignment:

(i)     Neither party shall assign nor convey any right under this Agreement without the prior written consent of the other; and

(ii)    Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.

E.

Notices. Any notices or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal charges prepaid or when sent by facsimile transmission, provided that the communication is addressed:

(i)	In the case of Consultant, to:

Bay Cove Capital Corporation

3585 Point Grey Road, Vancouver

British Columbia, Canada V6R 1A7

Telephone: (604) 970-5560

Facsimile: (604) ________

Attention: President

(ii)	In the case of Company, to:

Solar Energy Limited

145 – 925 West Georgia Street
Vancouver, British Columbia V6C 3L2
Telephone: (604) 669-4771

Facsimile: (604) 669-4731

Attention: President

or to such person or address designated by the parties to receive notice.

F.	Headings and Captions. The headings of paragraphs are included solely for convenience. If a conflict exists between any heading and the text of this Agreement, the text shall control.
G.	Multiple Counterparts. This Agreement may be executed in any number of counterparts but the aggregate of the counterparts together constitute only one and the same instrument.
H.

Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect and for any reason, including specifically, any term condition, clause or provision set forth in Paragraphs 6 or 7, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if it never contained such invalid, illegal or unenforceable provisions.

I.	Controlling Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the Province of British Columbia and in the English language.
J.

Attorney’s Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party. The attorneys’ fees may be ordered by the court in the trial of any action described in this paragraph or may be enforced in a separate action brought for determining attorneys’ fees.

K.	Time is of the Essence. Time is of the essence for each and every provision of this Agreement.
L.

Mutual Cooperation. The parties shall cooperate with each other to achieve the purpose of this Agreement. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute such other and further documents and take such other actions as may be reasonable necessary or convenient to effect the purpose of this Agreement.

M.

Indemnification. Company and Consultant agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys’ fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach of any representation, warranty, covenant condition or agreement of the other party to this Agreement.

N.

Facsimile Counterparts. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission and any other person may rely upon the electronic facsimile as a signed original of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on this 1st day of December, 2005.

“Company”	“Consultant”
Solar Energy Limited	Bay Cove Capital Corporation

/s/ Andrew Wallace	/s/ Nelson Skalbania
Andrew Wallace	Nelson Skalbania
Chief Executive Officer	President